AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
                    EXHIBIT 1 - STATEMENT RE: COMPUTATION OF
                            EARNINGS (LOSS) PER SHARE



Basic earnings per share represents net earnings (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share represents net earnings (loss) divided by the weighted-average number of shares outstanding, inclusive of the dilutive impact of common stock equivalents.

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
                                                                                                    Third Quarter (three months)
                                                      Nine Months Ended                                     Ended
                                            --------------------------------------         -----------------------------------------
                                            October 31, 2000       October 31, 1999        October 31, 2000        October 31, 1999
                                            ----------------       ----------------        ----------------        ----------------
       Basic and  Diluted:

       Average Shares Outstanding                  5,520,622              6,134,087               6,424,818               4,540,524

       Net Loss                                   $ (709,575)            $ (674,452)              $ 400,106              $ (243,632)

       Earnings (Loss) Per Share                  $    (0.13)            $    (0.11)              $    0.06              $    (0.05)
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